                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (the "Agreement") is dated as of December 11, 2000 among Vertex Interactive, Inc., a New Jersey corporation ("Vertex"), and Applied Tactical Systems, Inc., a New Jersey corporation ("ATS") and the stockholders of ATS listed on the signature page hereto (the "Stockholders"). Certain capitalized terms used herein and not otherwise defined are defined in Section 13.13.

                              W I T N E S S E T H:


         WHEREAS, each of the Stockholders owns the number of shares of capital stock of ATS set forth opposite such Stockholder's name on Exhibit A;

         NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                     MERGER

         1.1 Merger. The parties have executed this Agreement for purposes of setting forth a plan of reorganization under the provisions of Section 368(a)(1)(A) of the Code and the rules and regulations promulgated thereunder. To that end, each of the Stockholders shall exchange such Stockholder's shares of ATS Stock by virtue of this plan of merger for shares of common stock, par value $.005 per share, of Vertex (the "Vertex Common"), all in accordance with the terms of this Agreement.

         1.2 Surviving Corporation. At the Effective Date of the Merger (as defined in Section 1.3), ATS shall be merged (the "Merger") with and into Vertex in accordance with this Agreement and the New Jersey Business Corporation Act ("NJBCA"), whereupon the separate existence of ATS shall cease. Vertex, in its capacity as the corporation surviving the Merger, sometimes is referred to herein as the "Surviving Corporation." Without limiting the generality of the foregoing, and subject thereto, at the Effective Date of the Merger, all properties, rights, privileges, powers and franchises of ATS shall vest in the Surviving Corporation, and all debts, liabilities and duties of ATS shall become the debts, liabilities and duties of the Surviving Corporation.

         1.3 Consummation of the Merger. Upon the terms and subject to the conditions hereof, on the Closing Date (as defined in Section 4.1), Vertex and ATS shall file or cause to be filed a Certificate of Merger with the Department of Treasury of the State of New

Jersey and make all other filings or recordings required by the NJBCA in connection with the Merger. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Department of Treasury of State of the State of New Jersey or at such later time, not later than five (5) Business Days thereafter, as may (with the consent of Vertex and ATS) be specified in such Certificate of Merger (the "Effective Date of the Merger").

         1.4 Further Assurances. At and after the Effective Date of the Merger, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the ATS, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of ATS, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of ATS acquired or to be acquired by Vertex as a result of, or in connection with, the Merger.



                                   ARTICLE II

                         CERTIFICATES OF INCORPORATION;
                      BY-LAWS; BOARD OF DIRECTORS; OFFICERS

         2.1 Certificate of Incorporation. The Certificate of Incorporation of Vertex, as amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with applicable law.

         2.2 By-Laws. The By-laws of Vertex as in effect at the Effective Date of the Merger shall be the By-laws of the Surviving Corporation until amended in accordance with applicable law.

         2.3 Board of Directors; Officers. The directors of Vertex immediately prior to the Effective Date shall be the directors of the Surviving Corporation; each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Vertex immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-laws of the Surviving Corporation and in accordance with applicable law. ATS shall cause each director and officer of ATS to tender his or her resignation prior to the Effective Date, with each such resignation effective as of the Effective Date.

                                   ARTICLE III

                               CONVERSION OF STOCK

         3.1 Conversion of Stock. On the Effective Date of the Merger, by virtue of the Merger and without any action on the part of Vertex, ATS, or the holder of any of the securities described below:

         (a) each share of ATS Stock held by ATS as treasury stock, if any, shall be canceled, without the payment of any consideration therefor and shall cease to exist;

         (b) each share of ATS Stock which is outstanding shall be converted into the right to receive 0.75 shares of Vertex Common (such number being referred to as the "Exchange Ratio") and, upon exchange of such shares of ATS Stock, pursuant to Section 3.3 hereof, each such share of ATS Stock shall be cancelled and shall cease to exist.

         3.2 Closing of ATS Transfer Books. On the Effective Date of the Merger, the stock transfer books of ATS shall be closed with respect to shares of ATS Stock outstanding immediately prior to the Effective Date of the Merger and no transfer of such shares of ATS Stock shall thereafter be made on such stock transfer books. If, on or after the Effective Date of the Merger, valid certificates representing any such shares of the ATS Stock are presented to Vertex, they shall be exchanged as provided in Section 3.3.

         3.3 Exchange of Certificates. (a) At the Closing (as defined in Section
4.1 hereof), each Stockholder shall receive a certificate or certificates representing the aggregate number of shares of Vertex Common to which such Stockholder is entitled as a holder of the shares of ATS Stock immediately prior to the Effective Date of the Merger reduced, in the case of each Stockholder, by such Stockholder's Pro Rata Share of the Escrow Shares (as defined below) to be deposited in escrow as set forth below (the amount of Vertex Shares to which such Stockholder is so entitled and such Stockholder's Pro Rata Share of the Escrow Shares is set forth on Exhibit A hereto). On the Effective Date of the Merger, certificates representing 7% of each Stockholder's shares (the "Escrow Shares") shall be delivered to the Escrow Agent as provided in the Escrow Agreement (as both of those terms are defined in Section 8.8).

         (b) Prior to the Effective Date of the Merger, Vertex shall mail or otherwise deliver to each holder of record of a certificate or certificates which immediately prior to the Effective Date of the Merger represented outstanding shares of ATS Stock (the "Certificates") whose shares are to be converted pursuant to Section 3.1(b) into the right to receive shares of Vertex Common (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Vertex and shall be in such form and have such other provisions as Vertex may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Vertex Common. At the Closing, upon surrender of a Certificate for cancellation to Vertex, together with such letter of transmittal duly executed and completed in accordance with its terms, each Stockholder shall be entitled to receive in exchange therefor a certificate representing that number of shares of Vertex Common which such Stockholder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of ATS Stock which is not registered in the transfer records of ATS, a certificate representing that number of shares of Vertex Common may be issued to a transferee if the Certificate representing such ATS Stock is presented to Vertex accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

         3.4 No Fractional Shares. No scrip or fractional share certificates of Vertex Common shall be issued as a result of the Merger, but in lieu of each fractional interest, Vertex shall issue one full share of Vertex Common for each fractional share equal to one-half or more of one share, and each fractional share equal to less than one-half of one share shall be eliminated.

         3.5 Stock Options. (a) Subject to the terms and conditions of the Employee Stock Option Plan of ATS (the "ATS Option Plan") and the stock option agreements with each of Robert Wilson, Ronald Ruiz, and Michael Kula, the ATS Option Plan and each option to purchase ATS Stock granted thereunder that is outstanding on the Effective Date of the Merger, shall be assumed by Vertex as of the Effective Date of the Merger and continued in accordance with its respective terms and each such option shall become a right to purchase a number of shares of Vertex Common, as more fully described below.

         (b) At the Effective Date of the Merger, each outstanding option to purchase shares of ATS Stock (a "ATS Stock Option") under the ATS Option Plan, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such ATS Stock Option, a number of shares of Vertex Common equal to the product (rounded down to the nearest whole share) of (i) the number of shares of ATS Stock issuable upon exercise of the option immediately prior to the Effective Date of the Merger and
(ii) the Exchange Ratio; and the exercise price per share of Vertex Common at which such option is exercisable shall be the amount (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of ATS Stock at which such option is exercisable immediately prior to the Effective Date of the Merger by (y) the Exchange Ratio; provided, however, that, in the case of any ATS Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("qualified stock options"), the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 425(a) of the Code.

         (c) As soon as practicable after the Effective Date of the Merger, Vertex shall deliver to the participants in the ATS Option Plan appropriate notices setting forth such participants' rights pursuant thereto and that the grants pursuant to the ATS Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.5 after giving effect to the Merger), and providing for the assumption by Vertex of such participant options. Vertex shall comply with the terms of the ATS Option Plan and ensure, to the extent required by, and subject to the provisions of the ATS Option Plan and applicable laws, that ATS Stock Options which qualified as qualified stock options prior to the Effective Date of the Merger continue to qualify as qualified stock options after the Effective Date of the Merger.

         (d) Vertex shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Vertex Common for delivery under the ATS Option Plan as adjusted in accordance with this Section 3.5. Vertex shall, within fifteen (15) days after such time as financial results covering at least thirty (30) days of combined operations of Vertex and ATS have been published by Vertex in its annual report to the SEC, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations, (or such other combined financial information as may be required for registration), but in any event not later than May 14, 2001, file and have declared effective a registration statement on Form S-8 promulgated by the SEC under the Securities Act (or any successor or other appropriate form) with respect to the Vertex Common subject to ATS Stock Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Vertex shall administer the ATS Option Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

                                   ARTICLE IV

                                     CLOSING

         4.1 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place within five (5) Business Days of the satisfaction of all of the conditions to closing set forth in Articles VIII and IX (the "Closing Date"), at the offices of McCarter & English, LLP, 100 Mulberry Street, Newark, New Jersey 07102, or at such other time and such other location as may be agreed upon by the parties.

         4.2 Deliveries at Closing.

         (a) At the Closing, ATS shall deliver to Vertex:

         (i) certified copies of its Certificate of Incorporation, By-laws and corporate resolutions with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

         (ii) certificates representing all of the issued and outstanding shares of ATS Stock;

         (iii) stock powers duly endorsed in blank for the Escrow Shares;

         (iv) such other items as are specified herein.

         (b) At the Closing, Vertex shall deliver to ATS:

         (i) certified copies of its Certificate of Incorporation, By-laws and corporate resolutions with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

         (ii) certificates representing the shares of Vertex Common to be issued to the Stockholders in the amounts set forth on Exhibit A hereto; and

         (iii) such other items as are specified herein.

         (c) At the Closing, Vertex shall deliver to the Escrow Agent, a certificate or certificates representing the Escrow Shares, accompanied by the stock powers referred to in Section 4.2(a)(iii).

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                     OF ATS

         ATS represents and warrants to Vertex with respect to ATS as follows:

         5.1 Corporate Existence and Qualification. ATS is a corporation duly organized, validly existing and in good standing under the laws of New Jersey and has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Except as set forth in Section 5.1 of the Disclosure Schedule, ATS is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the property owned or leased by ATS or the conduct of its business requires such licensing or qualification, and in which the failure to qualify would have a material adverse effect on the condition (financial or otherwise), of ATS. Section 5.1 of the Disclosure Schedule lists all such jurisdictions in which ATS is qualified or licensed to do business as a foreign corporation. The copies of ATS's Certificate of Incorporation, as amended to date, and By-laws, as currently in effect and in the form delivered to Vertex, are complete, correct and in full force and effect, and ATS is not in violation of any of the provisions thereof.

         5.2 Capitalization. The shares described in Section 5.2 of the Disclosure Schedule represent all of the authorized and issued and outstanding shares of capital stock of ATS held of record by the Stockholders set forth in such schedule. All issued and outstanding shares of capital stock of ATS are duly authorized, validly issued, fully paid, nonassessable and free of rights of first refusal; except as disclosed in Section 5.2 of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, conversion or exchange privileges or rights measured by the valuation of capital stock or by the business of ATS or other rights to purchase or obtain any capital stock of ATS or any interest in ATS; and, except as disclosed in Section 5.2 of the Disclosure Schedule, there are no contracts, commitments, understandings, arrangements or restrictions relating to the issuance, sale, transfer or purchase by ATS of any shares of its capital stock.

         5.3 Subsidiaries. ATS does not have any subsidiaries nor does it own, directly or indirectly, any capital stock of or other equity interest in any Person.

         5.4 Authorization of ATS; Etc. ATS has full power and authority to enter into this Agreement, and all agreements and documents to be entered into pursuant to the terms of this Agreement (collectively, the "Transaction Documents") to which it is a party, and to carry out the transactions contemplated hereby and thereby. The Stockholders and the board of directors of ATS have taken all action required by applicable law, ATS's Certificate of Incorporation and By-laws, or otherwise, to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby. The affirmative votes of the holders of record of a majority of the total outstanding shares of ATS Stock (copies of which are attached as Annex I), are the only votes of the holders of any class or series of the capital stock of ATS required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. Each of this Agreement and the other Transaction Documents to which ATS is a party has been duly and validly authorized, executed and delivered by ATS and no other corporate or individual action is necessary. Each of this Agreement and the other Transaction Documents to which ATS is a party is a valid and binding obligation of ATS enforceable against ATS in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

         5.5 No Violation. Except as set forth in Section 5.5 of the Disclosure Schedule, neither the execution and delivery by ATS of this Agreement nor any of the other Transaction Documents to which ATS is a party, nor the performance and the consummation of the transactions contemplated hereby or thereby, will (a) violate any provisions of the Certificate of Incorporation or By-laws of ATS,
(b) except as would not, individually or in the aggregate, have a material adverse effect on ATS, violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under or result in the modification or termination of, or cause or permit the acceleration of the maturity of any debt, obligation, contract, commitment or other agreement to which ATS is a party or by which it or its property is or may be bound, (c) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, charge or limitation of any kind ("Encumbrances"), upon ATS or any of its material assets, or (d) violate any statute or law or any judgment, decree, order, regulation, or rule of any court or governmental authority having a material adverse effect on the transaction contemplated hereby.

         5.6 Consents and Approvals. Other than the filing of a Certificate of Merger with the Department of Treasury of the State of New Jersey (the "Certificate of Merger") and except as set forth in Section 5.6 of the Disclosure Schedule, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority is required to be obtained or made by ATS in connection with the execution, delivery and performance by ATS of this Agreement or any Transaction Document to which it is a party and the consummation of the transactions contemplated hereby or thereby. All such consents, approvals, authorizations, declarations, notices, filings and registrations listed or required to be listed in Section 5.6 of the Disclosure Schedule will have been duly obtained or made on or prior to the Closing Date.

         5.7 Financial Statements. Annexed hereto in Section 5.7 of the Disclosure Schedule are the audited balance sheet of ATS as at December 31, 1999 (the "Annual Balance Sheet") and audited statement of income and retained earnings and statement of cash flows as at December 31, 1999, together with notes thereto. ATS has also furnished to Vertex the unaudited balance sheet of ATS as at September 30, 2000 (the "Balance Sheet") and the unaudited statement of income and retained earnings for the nine-month period then ended. All of such financial statements are in accordance with the books and records of ATS. Except as set forth in Section 5.7 of the Disclosure Schedule, all of such balance sheets and the notes thereto, if any, fairly present the assets, liabilities and financial condition of ATS as at the respective dates thereof, and the statements of income and retained earnings and the statements of cash flows for the periods then ended, together with the notes thereto, if any, fairly present the results of the operations for the periods therein referred to, all in accordance with generally accepted accounting principles ("GAAP") applied consistently. Section 5.7 of the Disclosure Schedule also sets forth, by lender, the amount of indebtedness of ATS for borrowed money as of November 30, 2000, and the repayment terms thereof.

         5.8 No Undisclosed Liabilities. ATS does not have any material liabilities or obligations (herein "Liabilities") of any nature (absolute, accrued, contingent or otherwise, and whether due or to become due) except (i) Liabilities that are fully reflected or reserved against in the Balance Sheet,
(ii) Liabilities not required to be reflected or reserved against in the Balance Sheet pursuant to GAAP, (iii) Liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet, and (iv) Liabilities disclosed in any section of the Disclosure Schedules including Section 5.8 of the Disclosure Schedule.

         5.9 Absence of Certain Changes. Except as and to the extent set forth in Section 5.9 of the Disclosure Schedule, since the date of the Annual Balance Sheet, ATS has not:

         (a) suffered any material adverse change in its condition (financial or otherwise), assets, liabilities, reserves, business, operations;

         (b) paid, discharged or satisfied any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected against in the Annual Balance Sheet or incurred in the ordinary course of business since the date of the Annual Balance Sheet;

         (c) permitted or allowed any of its material property or assets to be subjected to any Encumbrance;

         (d) except in the ordinary course of business, written down the value of any inventory or written off as uncollectible any notes, lease or accounts receivable;

         (e) canceled any material debts or waived any claims or rights, waived any statute of limitation, or sold, transferred, or otherwise disposed of any material properties or assets, except for a fair consideration in the ordinary course of business;

         (f) except in the ordinary course of business consistent with past practice, licensed, disposed of or permitted to lapse any rights to the use of any Intellectual Property or disposed of or disclosed to any Person any material Intellectual Property not theretofore a matter of public knowledge;

         (g) except in the ordinary course of business consistent with past practice, granted any general increase in the compensation or benefits of employees or any increase in the compensation or benefits payable or to become payable to any employee (including, in each case, any such increase pursuant to any current or newly adopted bonus, pension, severance, profit-sharing or other plan, agreement, arrangement or commitment);

         (h) declared, paid or set aside for payment any amounts in the nature of bonuses to any of its officers or employees;

         (i) terminated any employees or officers whose services are key, individually or in the aggregate, to ATS, or otherwise hired or terminated employees other than in the ordinary course of business;

         (j) made any capital expenditures or commitments or entered into any capital leases in excess of $25,000 in the aggregate for additions to property, plant or equipment;

         (k) declared, paid or set aside for payment (whether in cash, assets or stock) any dividend or other distribution in respect of its capital stock or any other ATS securities or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or any other ATS securities or any securities of any Affiliate of ATS;

         (l) made any change in any method of accounting or accounting practice;

         (m) except in the ordinary course of business, paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its stockholders, officers or directors, or any Affiliate or Associate of any of its stockholders, officers or directors;

         (n) issued, sold, or delivered, or otherwise increased the amount or number of, shares of its capital stock or options, warrants or rights to acquire any such capital stock or securities convertible into or exchangeable for such capital stock;

         (o) except in the ordinary course of business, collected any material lease or other material payment in advance of the date that it was due;

         (p) except in the ordinary course of business, delivered any material product or material service to customers in advance of the date that it was due;

         (q) except in the ordinary course of business, delayed material payment of any accounts payable;

         (r) entered into any other material transaction, contract or commitment other than in the ordinary course of business and other than as contemplated hereby or described in this Agreement;

         (s) except in the ordinary course of business, granted any right or license with respect to any of its material property, assets, or business or entered into or canceled any material licensing or distributorship arrangements;

         (t) to the knowledge of ATS, after inquiry, experienced any theft, damage, destruction or loss (whether or not covered by insurance) in excess of $5,000 to any of its properties or assets;

         (u) experienced any strike or other labor dispute affecting its business, condition, operations or assets;

         (v) experienced any loss of employees, suppliers, or customers materially adversely affecting its business, condition, operations, or assets; or

         (w) agreed, whether in writing or otherwise, to take any action described in this Section 5.9.

         5.10 Title to Properties; Encumbrances. Except as sold or disposed of in the ordinary course of business, ATS has good and marketable title to all of the properties and assets reflected as being owned by ATS in the Balance Sheet and all the owned properties and assets purchased or otherwise acquired by ATS since the date of the Balance Sheet. Except for Permitted Encumbrances (as defined below) or as set forth in Section 5.10 of the Disclosure Schedule, none of such properties or assets is subject to any Encumbrance. The rights, properties and other assets presently owned, leased or licensed by ATS include all rights, properties and assets necessary to permit ATS to conduct its business in substantially the same manner as it has been conducted immediately prior to the date of this Agreement. As used herein, "Permitted Encumbrances" means (a) those Encumbrances disclosed in the Balance Sheet or the Annual Balance Sheet, (b) statutory liens for current taxes or assessments not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings, (c) mechanics', carriers', workers', repairmen's and other similar liens arising or incurred in the ordinary course of business with respect to charges not yet due or payable and (d) such other Encumbrances, if any, which do not significantly interfere with the present use of the assets or property of ATS.

         5.11 Plant and Equipment. The plants, structures and equipment of ATS (owned or leased) are adequate for the conduct of the business of ATS as currently conducted. ATS has not received any notification that it is in violation of any applicable building, zoning, anti-pollution, environmental, health or other law, ordinance or regulation in respect of its plants or structures or operations. To the knowledge of ATS, no such violation exists, and all related material permits, licenses and other authorizations under such laws have been obtained and are in effect and complied with in all material respects.

         5.12 Leases. Section 5.12 of the Disclosure Schedule contains a complete list, as of the date hereof, of all leases pursuant to which ATS leases any real property and any material personal property. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; ATS enjoys peaceful and undisturbed possession under each such lease and there are no existing material defaults by ATS or, to ATS's knowledge, the other party thereunder; to ATS's knowledge, no material event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default thereunder; and all lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement if required by the terms of the applicable lease. To the knowledge of ATS, all leased property is free of any material defects.

         5.13 Bank Accounts. Section 5.13 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which ATS maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or otherwise have access thereto. As at November 30, 2000, ATS held cash and cash equivalents aggregating not less than $700,000 in the financial institution listed in Section 5.13 of the Disclosure Schedule.

         5.14 Litigation. Except as set forth in Section 5.14 of the Disclosure Schedule, there is no legal, administrative, arbitration or other proceeding, claim, or action of any nature or investigation pending or, to the knowledge of ATS, threatened against or involving ATS or any of its properties or assets (including without limitation any product liability claim for products sold by ATS prior to the date hereof) or which questions or challenges ATS's participation in the transactions contemplated by this Agreement or any other Transaction Document to which it is a party or any action taken or to be taken by ATS pursuant to this Agreement or any other Transaction Document to which it is a party or in connection with the transactions contemplated hereby or thereby. ATS does not know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, or action of any nature or investigation. ATS is not subject to any judgment, order, injunction or decree entered in any lawsuit or proceeding which has had a material adverse effect, or which is expected to have a material adverse effect on ATS's ability to conduct its business as currently conducted.

         5.15 Taxes.

         (a) ATS has filed all Tax Returns (or the Tax Returns have been filed on behalf of ATS) required to be filed by applicable law. All Tax Returns were true, complete and correct and filed on a timely basis. ATS has paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from ATS for the periods covered by the Tax Returns. ATS (and any predecessor of ATS) has been a validly electing S corporation within the meanings of Sections 1361 and 1362 of the Code at all times since June 7, 1988, and ATS will be an S corporation until and including the Closing Date.

         (b) Except as set forth in Section 5.15(b) of the Disclosure Schedule, ATS has established on its books and records reserves adequate to pay all Taxes not yet due and payable. ATS has made available to Vertex complete and accurate copies of all work papers associated with the calculation of ATS's Tax reserves.

         (c) Except as set forth in Section 5.15(c) of the Disclosure Schedule, there are no tax liens upon the assets of ATS except Liens for Taxes not yet due.

         (d) Except as set forth in Section 5.15(d) of the Disclosure Schedule, ATS has not requested (and no request has been made on ATS's behalf) any extension of time within which to file any Tax Return.

         (e) Except as set forth in Section 5.15(e) of the Disclosure Schedule,
(i) ATS has not entered into any agreements with any taxing authority extending the statute of limitations for the assessment of Taxes; (ii) there are no ongoing audits or administrative proceedings with respect to any Taxes of ATS; and (iii) no deficiency for any Taxes has been suggested, proposed, asserted or assessed against ATS that has not been resolved and paid in full.

         (f) Except as set forth in Section 5.15(f) of the Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of ATS.

         (g) Except as set forth in Section 5.15(g) of the Disclosure Schedule, ATS has not received any written ruling of a taxing authority relating to Taxes or entered into any written and legally binding agreement with any taxing authority relating to Taxes.

         (h) Except as set forth in Section 5.15(h) of the Disclosure Schedule, ATS has made available to Vertex complete and accurate copies of all Tax Returns and associated work papers filed by or on behalf of ATS for all taxable years ending on or prior to the date of this Agreement.

         (i) ATS is not party or subject to, or bound by, any agreements relating to the allocation or sharing of Taxes.

         (j) All transactions that could give rise to an understatement of federal income tax (within the meaning of Code 'SS'6662) by ATS have been adequately disclosed on ATS's Tax Returns in accordance with Code
'SS'6662(d)(2)(B).

         (k) Except as set forth on Schedule 5.15(k) of the Disclosure Schedule, ATS has not at any time during ATS's existence owned any subsidiaries (including any "qualified subchapter S Subsidiaries" within the meaning of Section 1361(b)(3)(B) of the Code).

         5.16 Benefit Plans. (a) Except as set forth in Section 5.16 of the Disclosure Schedule, there are no Plans maintained or contributed to by ATS under which ATS has any material liability, or in which any employees of ATS participate.

         (b) Except as set forth in Section 5.16 of the Disclosure Schedule, neither ATS nor any Member of the Controlled Group has ever sponsored or contributed to, or had any liability with respect to, a defined benefit pension plan subject to Title IV of ERISA, including a defined benefit pension plan that is a multiemployer plan as described in Section 3(37) of ERISA, or any Plan subject to Section 302 of ERISA or Section 412 of the Code.

         (c) Except as set forth in Section 5.16 of the Disclosure Schedule, no employees of ATS participate in any welfare benefit plan which provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 60l through 608 of ERISA or applicable state law.

         (d) To the knowledge of ATS, except as set forth in Section 5.16 of the Disclosure Schedule, each Plan which is an "employee benefit plan," as defined in Section 3(3) of ERISA, has been administered in compliance in all material respects with its terms and the requirements provided by any and all statutes, orders or governmental rules or regulations applicable to the Plan, including but not limited to ERISA and the Code. Each Plan and its related trust that are intended to qualify under Section 401(a) of the Code and Section 501(a) of the Code are the subject of a favorable determination or opinion letter from the Internal Revenue Service as to such tax-qualified status.

         (e) To the knowledge of ATS, all reports, forms and other documents required to be filed with any governmental entity with respect to any Plan have been timely filed and are accurate.

         (f) To the knowledge of ATS, all contributions due prior to the date of this Agreement with respect to any of the Plans for all periods ending prior to the date of this Agreement (including periods from the first day of the current plan year to the date of this Agreement) have been made in accordance with past practice and the recommended contribution in any applicable actuarial report.

         (g) With respect to each Plan required to be disclosed in Section 5.16 of the Disclosure Schedule:

         (i) to the knowledge of ATS, no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

         (ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) have been brought, or are pending, or, to the knowledge of ATS, are threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in the Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan; and

         (iii) neither ATS nor any fiduciary has any knowledge of any facts which could reasonably be expected to give rise to any such action or claim described in clause (ii), above.

         (h) Neither ATS nor any Member of the Controlled Group has any material liability or, to the knowledge of ATS, is threatened with any material liability (whether joint or several) (i) for any excise tax imposed by Sections 4975, 4976, 4977 or 4979 of the Code, or (ii) for a fine under Section 502 of ERISA,
(iii) or for any liability under Section 4062, 4063, 4064, 4069 or 4201 of ERISA, Section 412(c)(11) of the Code or Section 302(c)(11) of ERISA.

         (i) All of the Plans listed in Section 5.16 of the Disclosure Schedule, to the extent applicable, have been maintained in compliance in all material respects with the continuation of group health coverage provisions contained in
Section 4980B of the Code and Section 601 through 608 of ERISA.

         (j) Except as set forth in Section 5.16 of the Disclosure Schedule, true, correct and complete copies of all documents evidencing any Plan listed in
Section 5.16 of the Disclosure Schedule have been delivered to Vertex, and a true, correct and complete copy of the most recent annual report on Form 5500 filed with the Internal Revenue Service for any Plan have been delivered to Vertex.

         (k) To ATS's knowledge, all expenses and liabilities relating to all of the Plans described in Section 5.16 of the Disclosure Schedule have been, and as of the date of this Agreement are, fully and properly accrued on the books and records of ATS and its subsidiaries and disclosed to Vertex in Plan financial statements.

         5.17 Contracts and Commitments; No Default.

         (a) Except for contracts, commitments, plans, agreements, licenses, leases, sales orders, purchase orders and other matters (written or, to the knowledge of ATS, oral) set forth in Section 5.17 of the Disclosure Schedule:

         (i) ATS does not have an employment agreement with any officer, employee or agent, or any agreement that contains any severance or termination pay liabilities or obligations, nor is ATS subject to any liabilities or obligations relating to severance, termination or vacation pay (apart from normal vacation allowances and accrued compensation and benefits payable in the ordinary course of business);

         (ii) ATS does not have collective bargaining or union contracts or agreements;

         (iii) ATS is not restricted by agreement from carrying on its business, or any part thereof, anywhere in the world, or from competing with any Person in a line of business similar to any aspect of its business, nor is ATS the beneficiary of any agreement restricting any other Person from carrying on its business, or any part thereof, or from competing with ATS in any line of business;

         (iv) ATS does not have any debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others;

         (v) ATS is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person whether under a loan agreement, note or otherwise;

         (vi) ATS is not a party to any agreement, contract, commitment or loan to which any of its officers, directors or stockholders or any Affiliate or Associate of ATS is a party;

         (vii) ATS is not a party to any purchase or sale contract or agreement that continues for a period of more than twelve months (including periods covered by any option to renew by either party);

         (viii) ATS is not a lessor under any lease intended as security, an owner participant in any leveraged lease transaction or a party to a vendor arrangement or conditional sales agreement;

         (ix) ATS has not given any power of attorney to any Person for any purpose whatsoever; and

         (x) ATS is not a party to, nor is it subject to, any other material agreements, contracts, commitments or restrictions.

         (b) True and complete copies of all documents (including all amendments thereto) referred to in Section 5.17(a) have been delivered to Vertex. Section
5.17 of the Disclosure Schedule contains a list of all employees of ATS and their annual compensation and job descriptions. All contracts, agreements, commitments or restrictions referred to in Section 5.17(a) are valid and enforceable in accordance with their respective terms against ATS, and, to the knowledge of ATS, the other party or parties thereto. ATS is not materially in default in the performance of any of its obligations thereunder; no event has occurred which (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) would constitute such a material default thereunder by ATS; all parties under such contracts and agreements have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement if required by the terms of the applicable contract or agreement; and to ATS's knowledge, all other parties thereto are not in material default thereunder and have no counterclaims, offsets and defenses with respect thereto.

         5.18 Inventory. The inventory of ATS is of merchantable quality, is not obsolete, and is salable within a commercially reasonable period in accordance with past practices in the ordinary course of business. Except as set forth in
Section 5.18 of the Disclosure Schedule the value of the inventory of ATS is carried on the books of ATS at the lesser of cost or market value. Except as set forth in Section 5.18(a) of the Disclosure Schedule , since December 31, 1999 ATS has not sold or otherwise disposed of, or acquired, any inventory (other than obsolete inventory) except in the ordinary course of business consistent with ATS's past policies and practices (without limiting the generality of the foregoing, ATS has not shipped inventory except in bona fide arm's-length transactions in the ordinary course of business consistent with ATS's past policies and practices, consistently applied).

         5.19 Accounts Receivable. Except as set forth in Section 5.19 of the Disclosure Schedule, all accounts receivable of ATS which arose on or before the date of this Agreement, whether or not reflected in the Balance Sheet, (i) represent sales actually made in the ordinary course of business; (ii) will be collected in full without any set off within 180 days after the date hereof; and
(iii) are valued in accordance with GAAP. ATS has not received notice of any counterclaims or setoffs against such accounts receivable for which reserves have not been established.

         5.20 Customers and Suppliers. Section 5.20 of the Disclosure Schedule sets forth for the twelve-month period ended on December 31, 1999 and the nine-month period ended September 30, 2000: (a) a list of the amounts collected from sales to the top 10 customers of ATS during such periods; and (b) a list of the amounts paid to the top 5 suppliers of ATS for purchases during such periods from such suppliers. Except as set forth on Schedule 5.20, since December 31, 1999, ATS has not received notice of any material adverse change in the business relationships of ATS with any of the customers or suppliers to whom the amounts set forth in Section 5.20 of the Disclosure Schedule relate.

         5.21 Permits and Other Operating Rights. Except as set forth in Section
5.21 of the Disclosure Schedule, ATS does not require the consent of any third Person to permit it to operate its business in substantially the manner in which it presently is being conducted, and possess all material permits and other authorizations from third Persons, including without limitation, federal, foreign, state and local governmental authorities, presently required by applicable provisions of law, including statutes, regulations and existing judicial decisions, and by the property and contract rights of third Persons, necessary to permit it to operate its business in substantially the manner in which it presently is being conducted.

         5.22 Compliance With Law. ATS is in material compliance with all laws, regulations and orders applicable to it and its properties and assets. Except as set forth in Section 5.22 of the Disclosure Schedule, ATS has not received any notification that it is in violation of any such laws, regulations or orders.

         5.23 Warranty or Other Claims. Except as set forth in Section 5.23 of the Disclosure Schedule, other than for warranty claims in the ordinary course of business, to the knowledge of ATS, there are no existing, threatened, anticipated or contemplated claims or any facts upon which such a claim could be based, against it, for products which are defective or fail to meet any written product warranties. Since December 31, 1999, no claim has been asserted against ATS for renegotiation or price redetermination of any material business transaction and, to the knowledge of ATS, there are no facts upon which any such claim could be based.

         5.24 Intellectual Property. ATS owns, or is licensed or otherwise has the full right to use, all Intellectual Property material to, and used in or necessary for the conduct of, its business as currently conducted. Section 5.24 of the Disclosure Schedule contains an accurate and complete description of all such Intellectual Property used or proposed to be used by ATS in the operation of its business. Except as set forth on Section 5.24 of the Disclosure Schedule and except for Intellectual Property licensed by ATS to third Persons, to ATS's knowledge, ATS has the sole and exclusive right to use such Intellectual Property and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except for Intellectual Property licensed by ATS to third Persons, no claims have been asserted by any Person to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to such Intellectual Property, and there is no valid basis for any such claim and the use of such Intellectual Property by ATS does not infringe on the rights of any Person. Except for Intellectual Property licensed by ATS to third Persons, ATS has full right, title and interest in and to, pursuant to existing agreements and/or applicable law, all material Intellectual Property developed by or on behalf of any present or past employee of ATS while so employed, and all such Intellectual Property now used or proposed to be used by ATS is the property of ATS.

         5.25 Labor Difficulties. To the knowledge of ATS, (i) ATS is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (ii) there is no organizational effort being made or threatened involving any employees of ATS. No actions, claims, proceedings or investigations relating to employment have been brought, are pending or, to the knowledge of ATS, are threatened, by or before any governmental agency including, without limitation, the National Labor Relations Board or the Equal Employment Opportunity Commission.

         5.26 Hazardous Materials. ATS is not in material violation of any federal, state or local Environmental Laws applicable to it or its properties, or any material limitations, restrictions, conditions, standards, obligations or timetables contained in any Environmental Law or any regulation, code, plan, order, decree, notice or demand letter issued, entered, promulgated or approved thereunder. No notice or action alleging such violation is pending or, to ATS's knowledge, threatened, and, to ATS's knowledge, no past or present condition or practice of the businesses conducted by ATS would prevent continued compliance with applicable permits or give rise to any common law or statutory liability or otherwise form the basis of any claim, action or proceeding with respect to ATS involving any pollutant or hazardous or toxic material or waste. ATS has no liability, present or past, under CERCLA, including, without limitation, as the result of their ownership or operation of any "facility" as defined in CERCLA, or their arrangement for disposal, treatment or transport of "hazardous substances," also as defined in CERCLA.

         5.27 Insurance. Section 5.27 of the Disclosure Schedule contains an accurate and complete list of all material policies of or binders for casualty, liability, worker's compensation and other forms of insurance owned or held by ATS and all pending or anticipated claims thereunder. All such policies, or binders therefor, are in full force and effect, all premiums with respect thereto have been paid and no notice of cancellation or termination has been received with respect to any such policy or binder. No additional premiums are due on such policies or binders and they will remain in full force and effect through the respective dates set forth in Section 5.27 of the Disclosure Schedule and such policies or binders will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by the Agreement. ATS has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years. ATS has not received any notification from any insurer, agent or broker denying or disputing any claim made by ATS, or any coverage for any such claim or the amount of any claim, and no such denied or disputed claims are pending.

         5.28 Disclosure. No representations or warranty of ATS contained in this Agreement, and no statement contained in any section of the Disclosure Schedules or any document explicitly listed in the Disclosure Schedules or otherwise made part of the Disclosure Schedules contains or will contain any untrue statement of material fact or, when all such representations, warranties and statements are taken as a whole, omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

         5.29 Insider Interests. Except as set forth in Section 5.29 of the Disclosure Schedule, no officer, director or stockholder of ATS has any interest (other than as a stockholder of ATS) in any property, real or personal, tangible or intangible, including without limitation, Intellectual Property used in or pertaining to the business of ATS.

         5.30 Employees.

         (a) Section 5.30 of the Disclosure Schedule discloses all of the material terms and conditions of employment for each employee of ATS not generally applicable to all employees of ATS, and, except as disclosed in
Section 5.30 of the Disclosure Schedule, no employee of ATS is entitled to any benefit not generally applicable to all employees of ATS (other than benefits the value of which aggregate less than $1,000 per year, per employee).

         (b) Except as set forth in Section 5.30 of the Disclosure Schedule, no "leased employee", as defined in Section 414(n) of the Code, performs services for ATS.

         (c) Except as set forth in Section 5.30 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, by virtue of any plan, contract, agreement or policy (written or oral) adopted by ATS or entered into between ATS and any employee of ATS, (i) entitle any current or former employee or current or former officer or director of ATS to severance pay, unemployment compensation, or any other payment or benefit or (ii) accelerate the time of payment or vesting, increase the amount of, or require or result in the funding of any compensation or benefit due any such current or former employee, officer, or director.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF VERTEX


         Vertex represents and warrants to ATS and the Stockholders as follows:

         6.1 Corporate Organization; Etc. Each of Vertex and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Each of Vertex and its subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the property owned or leased by it or the conduct of its business requires such licensing or qualification, and in which the failure to qualify would have a material adverse effect on the condition (financial or otherwise), of Vertex and its subsidiaries, taken as a whole. The copies of each of Vertex's and its subsidiaries Certificate of Incorporation, as amended to date, By-laws, as currently in effect and in the form delivered to ATS, are complete, correct and in full force and effect, and neither Vertex nor any of its subsidiaries is in violation of any of the provisions thereof.

         6.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Vertex consists of 32,000,000 shares of common stock, par value $.005 per share, of which 26,486,693 shares are outstanding (not including 6,758,036 shares reserved for issuance pursuant to stock options, warrants and other securities exercisable for or convertible into shares of Vertex Common Stock), and 2,000,000 shares of preferred stock, par value $.005 per share, of which no shares are outstanding. All of the foregoing shares and stock options, warrants and other securities have been duly authorized by all necessary corporate action and all outstanding shares are validly issued, fully paid and nonassessable. Except as set forth in the SEC Documents (copies of which have previously been made available to ATS), no subscriptions, options, warrants calls or rights of any kind to purchase or otherwise acquire, and no securities convertible into or exchangeable for, capital stock of Vertex are outstanding and there are no contracts, commitments, understandings, arrangements or restrictions relating to the issuance, sale, transfer or purchase by Vertex of any shares of its capital stock. Vertex is the beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries free and clear of any Encumbrances.

         6.3 Authorization; Etc. Except to the extent contemplated by Sections
8.7 and 9.11; Vertex has full corporate power and authority to enter into this Agreement, and the other Transaction Documents, and to carry out the transactions contemplated hereby and thereby. The board of directors and stockholders of Vertex have taken all action required by law, its Certificate of Incorporation and By-laws, or otherwise, to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents, has been duly and validly authorized, executed and delivered by Vertex and no other corporate action is necessary. Each of this Agreement and the other Transaction Documents, is a valid and binding obligation of Vertex and enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

         6.4 No Violation. Neither the execution and delivery of this Agreement, nor any of the other Transaction Documents, by Vertex, nor the performance and the consummation of the transactions contemplated hereby or thereby, will (a) violate any provisions of the Certificate of Incorporation or By-laws of Vertex or any of its subsidiaries, (b) except as would not, individually or in the aggregate, have a material adverse effect on Vertex or any of its subsidiaries, violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under or result in the material modification or termination of, or cause or permit the acceleration of the maturity of any material debt, obligation, contract, commitment or other agreement to which Vertex or any of is subsidiaries is a party or by which Vertex or any of its subsidiaries or its respective property is or may be bound, (c) result in the creation or imposition of any material mortgage, pledge, lien, security interest, encumbrance, restriction, charge or limitation of any kind, upon Vertex or any of its subsidiaries or any of their respective properties or assets, or (d) except as would not, individually or in the aggregate, have a material adverse effect on Vertex or any of its subsidiaries, violate any statute or law or any judgment, decree, order, regulation, or rule of any court or governmental authority.

         6.5 Litigation. There is no legal, administrative, arbitration or other proceeding, claim, or action of any nature or investigation pending, or to the knowledge of Vertex, threatened against or involving Vertex or any of its subsidiaries or any of their respective properties or assets (a) which questions or challenges the validity of this Agreement or any other Transaction Documents or any action taken or to be taken by Vertex pursuant to this Agreement or any other Transaction Documents or in connection with the transactions contemplated hereby or thereby, or (b) which is reasonably expected to have a material adverse effect on Vertex or any of its subsidiaries. Vertex does not know or has no reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, or action of any nature or investigation. Neither Vertex nor any of its subsidiaries is subject to any judgment, order, injunction or decree entered in any lawsuit or proceeding which has had a material adverse effect, or which is expected to have a material adverse effect on its ability to conduct its business as currently conducted.

         6.6 Consents and Approvals. Other than the filing of the Certificate of Merger and except as contemplated by the Registration Agreement referred to in
Section 8.6, and except as contemplated by Sections 8.7 and 9.11, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority or third Person is required to be obtained or made by Vertex or its subsidiaries in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents by Vertex and the consummation of the transactions contemplated hereby or thereby.

         6.7 Vertex Common Stock Authorized. On or before the Effective Date of the Merger, the shares of Vertex Common to be issued to the Stockholders pursuant to the terms of this Agreement will have been duly authorized by the board of directors and stockholders of Vertex and, when so issued pursuant to the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable shares of Vertex Common, free and clear of preemptive rights and rights of first refusal and the Stockholders will receive good title to the shares of Vertex Common free and clear of any Encumbrances. On or before the Effective Date of the Merger, the shares of Vertex Common issuable upon exercise of the ATS Stock Options described in Section 3.5 hereof and the options to be granted to Daniel R. McCabe and Eleonore B. McCabe under the Vertex Stock Option Agreements (as defined in Section 8.12 hereof) (together with the ATS Stock Options, the "Vertex Options") will have been duly authorized and reserved for issuance by the board of directors of Vertex and, when issued and delivered upon exercise of the Vertex Options in accordance with the agreements governing the Vertex Options, will be validly issued and fully paid and non-assessable shares of Vertex Common, free and clear of preemptive rights and rights of first refusal and upon exercise the holders of the Vertex Options will receive good title to the shares of Vertex Common free and clear of any Encumbrances.

         6.8 Vertex SEC Documents. Vertex has made available to ATS a copy of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents. As of their respective dates, the SEC Documents (including documents included as exhibits thereto or incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Vertex and its subsidiaries included in such SEC Documents have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Vertex and its subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

         6.9 Absence of Material Changes. Except as and to the extent set forth in Vertex's SEC Documents, since the date of the respective SEC Documents, neither Vertex nor any of its subsidiaries has suffered any material adverse change in its condition (financial or otherwise), assets, liabilities, reserves, business, operations or prospects.

         6.10 Compliance With Law. Vertex and its subsidiaries are in material compliance with all laws, regulations and orders applicable to it and its properties and assets. Except as set forth in Vertex's SEC Documents, neither Vertex nor any of its subsidiaries has received any notification that it is in violation of any such laws, regulations or orders and no such violation exists.

                                   ARTICLE VII

                      ADDITIONAL AGREEMENTS OF THE PARTIES

         7.1 Access to Information. From and after the date of this Agreement, ATS shall provide to Vertex, its employees, agents and representatives (collectively, "Vertex Representatives") and Vertex shall provide ATS and its agents and representatives (collectively, "ATS Representatives") full access during reasonable business hours to all of ATS's and Vertex's, as the case may be, financial statements, records, files, stock books, minute books, books of account, reports, contracts, commitments, insurance policies, surety bonds, leases, tax returns and all other data and information pertinent to its business as Vertex or ATS, as the case may be, shall reasonably request for the purpose of investigating the financial status and business of ATS or Vertex, as the case may be (the "Investigation"). During the Investigation, Vertex or ATS, as the case may be, at its expense, may make copies of such data and information as it or they may deem desirable, subject to Section 7.3, and unless it is limited or restricted from doing so by law or regulation.

         7.2 Confidentiality. Any and all data and information obtained by Vertex or ATS, as the case may be, pursuant to Section 7.1 (the "Information"), are valuable, special and unique assets of ATS or Vertex, as the case may be. From and after the date hereof and until the Closing Date or, if this Agreement is terminated prior to the Closing Date, for a period of one year following the date of such termination, Vertex and the Vertex Representatives, and ATS and ATS Representatives, shall treat, hold and maintain the Information, whether written or oral, and all reports, notes, evaluations, summaries, analyses, compilations, studies and other documents prepared with respect thereto, as confidential and shall not disclose any of such Information to any person or entity for any reason or purpose whatsoever, nor shall they make use of such Information for their own purposes or for the benefit of any person or entity under any circumstances other than in connection with Vertex's or ATS's consideration of the transactions contemplated hereby; provided, that these restrictions shall not apply to such Information (a) which is, at the time of disclosure, in the public domain (provided that the disclosing party was not responsible, directly or indirectly, for such information entering the public domain without ATS's or Vertex's, as the case may be, consent), or (b) which was disclosed to Vertex or ATS, as the case may be, by a third party not restricted from disclosing such Information; and provided further that Vertex or ATS, as the case may be, may disclose Information (a) if required to do so by the order of a court or other competent authority or under applicable law, or (b) to its counsel or professional advisors subject to their agreement to maintain such Information in strict confidence and not to disclose or use such Information other than in the course of advising Vertex or ATS, as the case may be. In the event that Vertex or ATS, as the case may be, is or are requested or required by a court or other competent authority or under applicable law to disclose Information, Vertex or ATS, as the case may be, will give ATS or Vertex, as the case may be, prompt notice of such request or requirements to enable ATS or Vertex, as the case may be, to seek an appropriate protective order and will consult and cooperate with ATS or Vertex, as the case may be, such other party in taking steps to resist or narrow the scope of such request or requirement. The duties and obligations contained in this Section 7.2 shall supersede any prior agreement between Vertex and ATS with respect to the subject matter of this Section 7.2.

         7.3 Return of Documents. If this Agreement and the Merger are terminated prior to Closing for any reason, Vertex and ATS, at their respective expense and promptly after the date of such termination, shall return to ATS and Vertex, as applicable, any and all Information obtained pursuant to Section 7.1, together with all copies thereof and all notes, reports, evaluations, analyses, summaries, memoranda, compilations, studies and other documents prepared with respect thereto or, in the alternative, Vertex and ATS shall destroy all such Information and other data and shall certify such destruction to ATS and Vertex, as applicable, in writing. The obligations set forth in this Section 7.3 shall survive any termination of this Agreement.

         7.4 Conduct of Business. Except as otherwise provided by this Agreement, from and after the date hereof and until the Closing Date (or the earlier termination of this Agreement), each of Vertex and ATS shall conduct its business only in the ordinary course consistent with past practice.

         7.5 Certain Restrictions. Except as otherwise provided or contemplated by this Agreement, from and after the date hereof and until the Closing Date (or the earlier termination of this Agreement), ATS shall not:

         (a) amend its Certificate of Incorporation or By-laws, or take any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution; or

         (b) take any action, or cause or permit to occur any event, described in Sections 5.9(a)-(s) and (w).

         Notwithstanding the foregoing, prior to the Effective Date of the Merger, ATS shall make a distribution(s) to the Stockholders equal to the Stockholders' best estimate of the difference between (a) the amount of taxes payable by the Stockholders with respect to the fiscal year(s) ending December 31, 2000 and, if applicable, December 31, 2001, and (b) all distributions received by the Stockholders since January 1, 2000. On or before April 1, 2001, Vertex and the Company shall agree upon the actual amount of taxes payable by the Stockholders with respect to the fiscal year ending December 31, 2000 and, to the extent that the aggregate distributions paid to the Stockholders shall be less than or shall exceed such actual amount, then the Stockholders or Vertex, respectively, shall pay to the other any such shortfall and/or excess.

         7.6 Press Releases. ATS and Vertex covenant and agree with each other that no press release or other public announcement or public disclosure related to this Agreement, the terms hereof, the transactions contemplated hereby or any information disclosed in connection herewith will be issued by any party hereto without the approval of Vertex and ATS; provided that if Vertex has delivered a copy of such press release or other public announcement or public disclosure to ATS and has provided ATS with reasonable time to review such press release or other public announcement or public disclosure and Vertex is unable to obtain the approval of its press release or other public announcement or public disclosure from ATS and Vertex is advised by counsel that such press release, public announcement or public disclosure is required by applicable law or the rules of Nasdaq, then Vertex may issue the legally required press release, public announcement or public disclosure and promptly furnish ATS with a copy thereof.

         7.7 Pooling of Interests. From and after the date hereof and until the Effective Date of the Merger, neither Vertex, ATS, nor or any of their respective affiliates shall take any action that would jeopardize the treatment of the business combination to be effected by the Merger as a "pooling of interests" for accounting purposes.

         7.8 Fulfillment of Conditions. Each of Vertex and ATS will use its best efforts to take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of the other party(ies) contained in this Agreement.

         7.9 Nasdaq Listing. Vertex shall use its best efforts to cause the Vertex Common issuable pursuant to the terms of this Agreement (including shares of Vertex Common issuable upon exercise of the Vertex Options) to be approved for listing on the Nasdaq National Market prior to the Closing Date.

         7.10 Employee Benefits.

         (a) Subject to paragraphs (b) and (c) below, Company Employees (as defined herein) shall participate in all employee benefit plans of Vertex immediately following the Closing Date, subject to the terms and conditions of those plans. For purposes of this Section 7.10, "Company Employees" shall mean persons who are, as of the Closing Date, employees of ATS.

         (b) As promptly as practicable after the Closing Date, Vertex shall use its best efforts to credit Company Employees for all service with ATS prior to the Closing Date for purposes of eligibility and vesting under all employee benefit plans, programs, policies, and fringe benefits of Vertex in which they become participants on or after the Closing Date. With respect to any medical or dental benefit plan in which Company Employees participate after the Closing Date, Vertex shall use its best efforts to waive or cause to be waived any waiting periods, pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Company Employee who was, as of the Closing Date, excluded from participation in the Company's medical and/or dental plan by virtue of such pre-existing condition), and shall use its best efforts to provide that any covered expenses incurred on or before the Closing Date by a Company Employee or a Company Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Vertex.

                  (c) Vertex shall use its best efforts to cause each tax-qualified pension or retirement plan maintained or sponsored by it to allow all Eligible Company Employees to participate in each such plan immediately following the Closing Date. For purposes of the foregoing, Eligible Company Employees are Company Employees who are eligible to participate in the Applied Tactical Systems, Inc. 401(k) Plan (the "ATS 401(k) Plan") as of the Closing

Date. ATS shall use its best efforts to cause all benefits under the ATS 401(k) Plan of participants who are Company Employees as of the Closing Date to be fully vested and nonforfeitable.

         7.11 Continuity of Business Enterprise. Vertex shall continue at least one significant historic business line of ATS, or use at least a significant portion of the historic business assets of ATS in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations promulgated under the Code (the "Regulations"); provided, however, that Vertex may transfer the historic business assets of ATS (a) to a corporation that is a member of Vertex's "qualified group" (within the meaning of Regulations Section 1.368-1(d)(4)(ii)) or (b) to a partnership if (i) one or more members of Vertex's qualified group have active and substantial management functions as a partner with respect to ATS's historic business or (ii) members of Vertex's qualified group in the aggregate own an interest in the partnership representing a significant interest in ATS's historic business, in each case within the meaning of Regulations Section 1.368-1(d)(4)(iii).


                                  ARTICLE VIII

                         CONDITIONS TO ATS's OBLIGATIONS

         The obligation of ATS to effect the transactions contemplated herein shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

         8.1 Representations and Warranties True. The representations and warranties of Vertex contained herein shall be true and correct, in all material respects, on and as of the Closing Date as though made on and as of the Closing Date, except for those which speak of a particular date or for changes contemplated by this Agreement.

         8.2 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby or that, if successfully asserted, would have a material adverse effect on the conduct of Vertex's or its subsidiaries' business or its properties and assets taken as a whole.

         8.3 Certificates. Vertex shall have furnished ATS with such certificates of its officers to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by ATS.

         8.4 Consents. Prior to the Closing, Vertex shall have obtained all necessary approvals and consents required for the consummation of the transactions contemplated hereby. The costs of obtaining any such approvals or consents shall be borne by Vertex.

                  8.5 Absence of Adverse Change. From September 30, 2000 through the Effective Date of the Merger, there will have been no adverse change in Vertex's and its subsidiaries' business, their properties or their assets, or the consolidated financial position of Vertex and its subsidiaries as shown in the Quarterly Report (other than changes occurring in the ordinary course of business) which individually or in the aggregate will have had a material adverse effect on Vertex's and its subsidiaries' business, its properties or its assets or the consolidated financial position of Vertex and is subsidiaries as shown in the Quarterly Report.

         8.6 Registration Agreement. Vertex and each of the Stockholders shall have entered into the Registration Agreement, dated as of the Closing Date, substantially in the form of Exhibit B.

         8.7 Sufficient Vertex Common Stock. Prior to Closing, Vertex shall have duly and validly amended its Certificate of Incorporation to increase the authorized shares of Vertex Common to a number which is at least sufficient to enable Vertex to consummate the transactions contemplated by this Agreement, and shall provide ATS with appropriate proof of same.

         8.8 Escrow Agreement. Vertex, each of the Stockholders and McCarter & English, LLP, as escrow agent (the "Escrow Agent"), shall have executed and delivered an Escrow Agreement, dated as of the Closing Date, substantially in the form of Exhibit C (the "Escrow Agreement").

         8.9 Employment and Non-Competition Agreements. Vertex shall have entered into (a) Employment Agreements with (i) Russell McCabe and Daniel McCabe in the form of Exhibit D, and (b) Non-Competition Agreements with each of Russell McCabe, Daniel McCabe, and David Motovidlak substantially in the form of Exhibit E.

         8.10 Stock Certificates. Vertex shall have delivered to each of the Stockholders certificates representing the number of shares of Vertex Common to be issued to such Stockholder pursuant to the terms of this Agreement.

         8.11 Stock Options. Vertex shall granted options to purchase 175,000, 125,000 and 75,000 shares of Vertex Common under the Vertex Non-Qualified Stock Option Plan to Daniel R. McCabe, Russell E. McCabe and Eleonore B. McCabe, respectively, and shall have executed and delivered to such individuals option agreements with respect to the foregoing (the "Vertex Stock Option Agreements").

         8.12 Nasdaq Listing. The Vertex Common issuable pursuant to the terms of this Agreement (including shares of Vertex Common issuable upon exercise of the Vertex Options) shall have been approved for listing on the Nasdaq National Market.


                                   ARTICLE IX

                       CONDITIONS TO VERTEX'S OBLIGATIONS

         The obligation of Vertex to effect the transactions contemplated herein shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

         9.1 Representations and Warranties True. The representations and warranties of ATS contained herein shall be true and correct, in all material respects, on and as of the Closing Date as though made on and as of the Closing Date, except for those which speak of a particular date or for changes contemplated by this Agreement.

         9.2 Consents. Prior to the Closing, ATS shall have obtained all necessary approvals and consents required for the consummation of the transactions contemplated hereby to the extent that the failure to have obtained the same would be reasonably likely to have a material adverse effect on ATS's business, properties or assets (taken as a whole). The costs of obtaining any such approvals or consents shall be borne by ATS.

         9.3 Absence of Adverse Change. From September 30, 2000 through the date hereof, there will have been no adverse change in ATS's business, properties or assets, or the financial position of ATS as shown in the Balance Sheet (other than changes occurring in the ordinary course of business or changes disclosed on the Disclosure Schedule) which individually or in the aggregate will have had a material adverse effect on ATS's business, properties or assets (taken as a whole) or on the financial position of ATS as shown in the Balance Sheet.

         9.4 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby or that, if successfully asserted, would otherwise have a material adverse effect on the conduct of ATS's business or on its properties or assets taken as a whole.

         9.5 Escrow Agreement. Vertex, each of the Stockholders and the Escrow Agent, shall have executed and delivered the Escrow Agreement.

         9.6 Affiliate Agreements. Each of the Stockholders shall have executed and delivered to Vertex a written agreement substantially in the form of Exhibit F (an "Affiliate Agreement").

         9.6 Employment and Non-Competition Agreements. Vertex shall have entered into (a) Employment Agreements with Russell McCabe and Daniel McCabe in the form of Exhibit D, and (b) Non-Competition Agreements with each of Russell McCabe, Daniel McCabe, and David Motovidlak substantially in the form of Exhibit E.

         9.7 Certificates. ATS shall have furnished Vertex with such certificates to evidence compliance with the conditions set forth in this
Article IX as may be reasonably requested by Vertex, and ATS shall have provided for the release from or termination of any and all liens or UCC filings against ATS and /or any of its assets as of the Closing.

         9.8 Stock Certificates. The Stockholders shall have delivered to Vertex certificates representing all of the issued and outstanding shares of ATS Stock for exchange in the Merger.

         9.9 Certain Lease Amendments. That certain Lease Agreement dated January 1, 1999 between Research Properties, LLC and ATS, covering the premises located at

150 Research Boulevard, Rochester, New York, and that certain Lease Agreement dated August 1, 1997 between Russell E. and Eleonore B. McCabe, covering the premises located at 22 Audrey Place, Fairfield, New Jersey, shall each have been amended to provide for a month-to-month term beginning on the first day of the first month following the Closing Date.

                                    ARTICLE X

                                   TAX MATTERS

         10.1 Transfer Taxes. ATS shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees, including without limitation any New Jersey state gains or transfer taxes (collectively, "Transfer Taxes") arising out of or in connection with the transactions effected pursuant to this Agreement.

         10.2 Tax Returns, Tax Cooperation.

         (a) The Principal Stockholders shall prepare or shall cause to be prepared and file or cause to be filed all Tax Returns for ATS for all periods ending on or before the Closing Date which are filed after the Closing Date. The Principal Stockholders shall permit Vertex, upon its request, to review and comment on each such Tax Return prior to filing. To the extent permitted by applicable law, the Principal Stockholders shall include any income, gain, loss, deduction and other tax items for such periods on their own tax returns in a manner consistent with the Schedules K-1 prepared in accordance with this
Section 10.2(a) for such periods.

         (b) Vertex and the Principal Stockholders shall cooperate fully, as and to the extent reasonably requested by each party, in connection with the filing of Tax Returns pursuant to this Section 10.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon a party's request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Vertex and the Principal Stockholders agree (i) to retain all books and records with respect to tax matters pertinent to ATS relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Vertex or the Principal Stockholders, any extensions thereof) of the respective taxable periods (provided, however, that nothing herein shall be construed to interfere with the right of the Principal Stockholders to retain such books and records with respect to tax matters pertinent to ATS relating to any taxable period beginning before the Closing Date as the Principal Stockholders deem necessary or advisable to retain for tax audit purposes), and to abide by all record retention agreements entered into with any governmental authority, and (ii) to give the other party reasonable written notice before transferring, destroying or discarding any such books and records and, if the other party so requests, Vertex or the Principal Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

                  (c) Vertex and the Principal Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including without limitation any tax with respect to the transactions contemplated hereby).

         (d) Vertex shall not take any action with respect to any Tax Return of ATS for any period prior to the Closing Date without the prior written consent of the Principal Stockholders.


                                   ARTICLE XI

                                 INDEMNIFICATION

         11.1 Indemnification. (a) Vertex, its subsidiaries and Affiliates, their officers, directors and employees, and their successors and assigns (collectively, "Vertex Indemnitees") shall be indemnified, defended and held harmless from and against any and all losses, claims, demands, liabilities, damages or deficiencies, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements ("Losses") in accordance with the terms of this Article XI, to the extent such Losses arise out of or are incident to any of the following:

               (i) any misrepresentation or breach of any warranty made by ATS in or pursuant to this Agreement;

               (ii) any breach of any obligation, agreement, covenant, or other term or provision hereof to be performed by ATS;

               (iii) all Taxes of ATS with respect to any taxable period ending on or before the Effective Date of the Merger, regardless of any matters relating to Taxes set forth in Section 5.15 of the Disclosure Schedule other than Taxes that were fully reserved against and reflected on the Balance Sheet; and

               (iv) any and all actions, suits, proceedings, investigations, demands, assessments, judgments, or settlements incident to any of the foregoing.

         (b) Each of ATS, its Affiliates, officers, directors and employees, and their successors and assigns and the Stockholders and their successors and assigns (collectively, "ATS Indemnities") shall be indemnified, defended and held harmless from and against any and all Losses in accordance with the terms of this Article XI, to the extent such Losses arise out of or are incident to any of the following:

         (i) any misrepresentation or breach of any warranty made by Vertex in or pursuant to this Agreement;

         (ii) any breach of any obligation, agreement, covenant, or other term or provision hereof to be performed by Vertex; and

         (iii) any and all actions, suits, proceedings, investigations, demands, assessments, judgments, or settlements incident to any of the foregoing.

         11.2 Indemnification Threshold. Notwithstanding anything to the contrary contained in this Agreement, neither the Vertex Indemnities nor the ATS Indemnities shall be indemnified under Section 11.1 for Losses unless and until the aggregate amount of all Losses asserted by Vertex Indemnities or ATS Indemnities, as the case may be, equals or exceeds $500,000, in which event such indemnities shall be entitled to reimbursement for the full amount of such Losses in excess of $500,000, subject to the limitations set forth in Section
11.5 hereof. The amount of any indemnity payment due hereunder shall be reduced by an amount equal to the Tax benefit, if any, actually recognized by such indemnities as a result of the Loss in question in the Tax year in which the Loss occurred.

         11.3 Notice and Right to Defend.

         (a) In the event that any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party in respect of which indemnity may be sought by any party hereto (the "Indemnitee") pursuant to the provisions of Sections 11.1, the Indemnitee shall with reasonable promptness after obtaining knowledge of such proceeding, claim, or demand give written notice thereof to the any other party from which indemnification is being sought pursuant to Section 11.1 (the "Indemnifying Party"), who shall then have the right at the option and expense of the Indemnifying Party to be represented by counsel of the Indemnifying Party's choice in connection with such matter, which counsel shall be reasonably satisfactory to the Indemnitee, and to defend against, negotiate, settle, or otherwise deal with any such proceeding, claim, or demand; provided, however, that without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed), the Indemnifying Party shall not consent to the entry of any judgment in or agree to any settlement of any such matter; and provided further that the Indemnitee may retain counsel at the Indemnitee's own expense to represent the Indemnitee in connection with any such proceeding, claim, or demand. If the Indemnitee refuses with respect to any such matter to consent to any monetary aspect of any judgment or settlement favored by the Indemnifying Party and such matter is later settled for or adjudicated in an amount in excess of the settlement or judgment amount initially favored by the Indemnifying Party, the Indemnitee shall be liable to the Indemnifying Party for such excess amount. Failure by the Indemnifying Party to notify the Indemnitee of the election by the Indemnifying Party to defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand with respect to which indemnity is sought within thirty (30) days after notice thereof shall have been given by the Indemnitee shall be deemed a waiver by the Indemnifying Party of the Indemnifying Party's right to defend against, negotiate, settle or otherwise deal with any such matter; provided, however, that the Indemnitee may assert the Indemnitee's right to defend against, settle or otherwise deal with any such matter at any time if the Indemnifying Party is financially unable to defend against, settle or otherwise deal with such matter. Such assertion may not be made absent consultation with and written notice to the Indemnifying Party. If the Indemnifying Party assumes the defense, negotiation, settlement or disposition of any such proceeding, claim or demand, the Indemnifying Party shall take or cause to be taken all steps the Indemnifying Party in good faith deems appropriate, after consultation with the Indemnitee, to defend, negotiate, settle or deal with any such proceeding, claim or demand, and the Indemnitee shall in all events be entitled to indemnity with respect to such matter as and to the extent provided in this Article XI.

         (b) In the event that any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party in respect of which indemnity may be sought by the Indemnitee and in the event that the Indemnifying Party does not elect to defend against, negotiate, settle or otherwise deal with any such proceeding, claim or demand with respect to which indemnity is sought or does not take the steps described in the last sentence of paragraph (a) above, the Indemnitee may defend against, settle, or otherwise deal with any such proceeding, claim or demand in such manner as it in good faith deems appropriate, and the Indemnifying Party shall be liable, as and to the extent provided in this Article XI, for indemnification with respect to such matter including, without limitation, the cost of such defense (including reasonable attorney's fees and expenses).

         (c) The parties hereto will cooperate fully with each other in connection with the defense or settlement of any proceeding, claim or demand by a third party with respect to which a claim for indemnification is made hereunder.

         11.4 Survival of Representations and Warranties. All of the respective representations and warranties of ATS shall survive the consummation of the transactions contemplated herein and expire nine (9) months following the Effective Date of the Merger, warranties in Sections 5.3, 5.5 and 5.6 shall not expire and shall remain in full force and effect for their respective statute of limitations. The representations and warranties of Vertex contained herein shall survive the consummation of the transactions contemplated herein and expire nine
(9) months following the Effective Date of the Merger, provided that the representations and warranties in Sections 6.3 and 6.7 shall not expire and shall remain in full force and effect for their respective statute of limitations. Any claims for indemnification timely asserted under this Article XI shall survive until such claim is resolved.

         11.5 Escrow. At the Closing, Vertex shall deliver to the Escrow Agent share certificates evidencing the Escrow Shares pursuant to the Escrow Agreement. In the event that Indemnitee becomes entitled to reimbursement for Losses pursuant to Section 11.1, Indemnitee shall be entitled to receive reimbursement only from the Escrow Agent, pursuant to the Escrow Agreement, in the form of Escrow Shares valued (for such purposes only) at the closing price per share of Vertex Common as quoted on the Nasdaq National Market and reported in the Wall Street Journal on the Effective Date of the Merger, and no other indemnification payments in excess of the value of the Escrow Shares shall be payable to any Vertex Indemnitees under this Agreement.

         11.6 Adjustment to Consideration. The amount of any reimbursement for Losses shall be characterized as an adjustment to the amount of consideration paid by Vertex pursuant to the Merger.

                                   ARTICLE XII

                                   TERMINATION

         12.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

         (a) at any time before the Closing, by mutual written agreement of Vertex and ATS;

         (b) at any time before the Closing, by Vertex or ATS, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) business days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

         (c) at any time after March 31, 2001 by Vertex or ATS upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

         12.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 12.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Vertex or ATS (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that Sections 7.2, 7.3, 7.6 and 13.5 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to
Section 12.1(b) or (c), ATS will remain liable to Vertex for any willful breach of this Agreement by ATS existing at the time of such termination, and Vertex will remain liable to ATS and the Stockholders for any willful breach of this Agreement by Vertex existing at the time of such termination.


                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.1 Arbitration. The parties to this Agreement agree that any disputes arising out of, or in connection with, the execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be settled by arbitration, which shall be conducted in Newark, New Jersey pursuant to the then prevailing rules of the American Arbitration Association ("AAA") by a panel of three arbitrators of the AAA (the "Board of Arbitration") acceptable to ATS or the Stockholders, on the one hand, and Vertex, on the other hand. Each of ATS or the Stockholders, on one hand, and Vertex, on the other hand, shall select one
(1) member and the third member shall be selected by mutual agreement of the other members. If the other members fail to reach agreement on a third member within thirty (30) days after their selection, the parties shall jointly request the AAA to designate, in accordance with AAA rules, a third member experienced in industries in which the Surviving Corporation does business. The parties agree to facilitate the arbitration by (a) making available to one another and to the Board of Arbitration for inspection and extraction all documents, books, records, and personnel under their control or under the control of a person controlling or controlled by such party if determined by the Board of Arbitration to be relevant to the dispute, (b) conducting arbitration hearings to the greatest extent possible on successive business days and (c) using their best efforts to observe the time periods established by the rules of the AAA or by the Board of Arbitration for the submission of evidence and briefs. The decision of the Board of Arbitration shall be final, binding and not subject to further review, and judgment on the award of the Board of Arbitration may be entered in and enforced by any court having jurisdiction over the parties or their assets. If any legal action, arbitration or other proceeding is brought to interpret or enforce the terms of this Agreement, each party shall bear its own expense in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the member of the Board of Arbitration appointed by such party, provided, however, that the expenses and fees of the third member of the Board of Arbitration and any other expenses of the Board of Arbitration not capable of being attributed to any one member shall be borne in equal parts by each of Vertex, on the one hand, and ATS or the Stockholders, on the other hand.

         13.2 Finders and Brokers. Each party hereby represents and warrants to the others that neither it nor its representatives have made any arrangements for the payment of any finders' fees, brokerage fees, agents' commissions, or like payments in connection with the transactions contemplated hereby. Each party shall indemnify and hold harmless the others from any claim that is asserted by any Person for a finder's or broker's fee or like payment with respect to this Agreement arising from any act, representation or promise of the indemnifying party or its representative.

         13.3 Amendment. Subject to applicable law, this Agreement may only be amended or supplemented by written agreement of Vertex, ATS and the Stockholders.

         13.4 Waiver of Compliance. Any failure of any party hereto, to comply with any provision of this Agreement may be expressly waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

         13.5 Expenses; Attorneys Fees. Vertex on the one hand and ATS on the other shall pay all expenses incurred by it or on its behalf in connection with this Agreement or any transaction contemplated hereby.

         13.6 Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed as follows:

         to ATS or the Stockholders at:

              Applied Tactical Systems, Inc.
              22 Audrey Place
              Fairfield, NJ 07004
              Attn: Russell E. McCabe
              Facsimile:

         with a copy to:

              Lowenstein Sandler, PC
              65 Livingston Avenue
              Roseland, NJ 07068
              Attn: Robert G. Minion, Esq.
              Facsimile: (973) 597-2400

         to Vertex at:

              Vertex Interactive, Inc.
              23 Carol Street
              Clifton, NJ 07014
              Attn: Nicholas R.H. Toms
              Facsimile: (973) 472-0814

         with a copy to:

              McCarter & English, LLP
              100 Mulberry Street
              Newark, NJ 07102
              Attn: David F. Broderick, Esq.
              Facsimile: (973) 624-7070

Notice of change of address shall be effective only when notice thereof is given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

         13.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and permitted assigns.

         13.8 Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of New Jersey, without regard to its rules regarding conflicts of law.

         13.9 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.10 Headings. The headings of the Sections and Articles of this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

         13.11 Entire Agreement. This Agreement and the other Transaction Documents shall be the final expression of the parties' agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. Each of this Agreement and the other Transaction Documents shall constitute the complete and exclusive statement of its respective terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement or any of the Transaction Documents.

         13.12 Disclosure Schedule. The Disclosure Schedule shall be divided into sections corresponding to the sections of this Agreement. Disclosure in any section of the Disclosure Schedule shall only constitute disclosure for purposes of the corresponding section of the Agreement and not for any other purpose unless specifically referred to in any other section.

         13.13 Certain Definitions.

         "Affiliate" or "Associate" shall have the meaning assigned thereto in Rule 405, as presently promulgated under the Securities Act.

         "Annual Balance Sheet" has the meaning ascribed to it in Section 5.7.

         "ATS" has the meaning ascribed to it in Section 1.2.

         "ATS Common Stock" or "ATS Stock" shall mean the common stock, par value $.01 per share, of ATS.

         "ATS Representatives" has the meaning ascribed to it in Section 7.1.

         "ATS Stock Options" has the meaning ascribed to it in Section 3.5(b).

         "Balance Sheet" has the meaning ascribed to it in Section 5.7.

         "Business Day" shall mean any day that is not a Saturday or a Sunday or a day on which banks located in New Jersey are authorized or required to be closed.

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

         "Certificate of Merger" has the meaning ascribed to it in Section 5.6.

         "Closing" has the meaning ascribed to it in Section 4.1.

         "Closing Date" has the meaning ascribed to it in Section 4.1.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Disclosure Schedule" shall mean a schedule delivered by ATS prior to the execution and delivery of this Agreement.

         "Effective Date of the Merger" has the meaning ascribed to it in
Section 1.3.

         "Environmental Laws" shall mean all laws and regulations relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" has the meaning ascribed to it in Section 8.8.

         "Escrow Agreement" has the meaning ascribed to it in Section 8.8.

         "Escrow Shares" has the meaning ascribed to it in Section 3.3.

         "Exchange Act" has the meaning ascribed to it in Section 6.8.

         "Exchange Ratio" has the meaning ascribed to it in Section 3.1(b).

         "GAAP" has the meaning ascribed to it in Section 5.7.

         "Indemnifying Party" has the meaning ascribed to it in Section 11.3.

         "Indemnitee" has the meaning ascribed to it in Section 11.3.

         "Inspection Period" has the meaning ascribed to it in Section 7.1.

         "Intellectual Property" shall mean all intangible property, including without limitation all trade names, trademarks, patents, patent applications, licenses, copyrights, shop rights, technical information, know-how, proprietary information, processes and trade secrets.

         "Liabilities" has the meaning ascribed to it in Section 5.8.

         "Losses" has the meaning ascribed to it in Section 11.1.

         "Member of the Controlled Group" shall mean each trade or business, whether or not incorporated, which would be treated as a single employer with ATS under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

         "Merger" has the meaning ascribed to it in Section 1.2.

         "Person" shall include any individual, partnership, joint venture, corporation, trust, unincorporated organization, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary, or other capacity.

         "Plan" shall mean (i) any "employee benefit plan" within the meaning of
Section 3(3) of ERISA, (ii) any profit sharing, pension, deferred compensation, bonus, stock option, stock purchase, other stock-based severance, parachute, change in control, retainer, consulting, health, welfare or incentive plan, agreement or arrangement, (iii) any plan or policy providing for "fringe benefits" to employees, including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs, or
(iv) any employment agreement.

         "Principal Stockholders" shall mean Russell E. McCabe and Daniel
McCabe.

         "Pro Rata Share" shall mean the pro rata share of the Escrow Shares of the relevant Stockholder rounded to the nearest whole number.

         "qualified stock options" has the meaning ascribed to it in Section 3.5(b).

         "Quarterly Report" shall mean Vertex's Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2000.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SEC Documents" shall mean Vertex's Annual Report on Form 10-K for the year ended July 31, 1999, Vertex's Transition Report on Form 10-K for the period from August 1, 1999 to September 30, 1999, all Quarterly Reports of Vertex filed on Form 10-Q and all Current Reports of Vertex filed on Form 8-K since September 30, 1999 and Vertex's Proxy Statement for its 1999 Annual Meeting of Stockholders (including, in each case, all amendments thereto through the date hereof and all documents listed as Exhibits thereto).

         "Surviving Corporation" has the meaning ascribed to it in Section 1.2.

         "Taxes" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, other assessments, or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

         "Tax Return" shall mean a report, return or other information (including any amendments) required to be supplied to a governmental entity by ATS or the Surviving Corporation, as the case may be, and their subsidiaries with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes ATS or the Surviving Corporation, as the case may be, or their subsidiaries.

         "to the knowledge of ATS" or "ATS's knowledge" shall mean the actual knowledge of any of Russell E. McCabe, Daniel McCabe, and/or David Motovidlak, after review of such person's own files.

         "Transfer Taxes" has the meaning ascribed to it in Section 10.1.

         "Vertex Common" has the meaning ascribed to it in Section 1.1.

         "Vertex Indemnities" has the meaning ascribed to it in Section 11.1.

         "Vertex Representatives" has the meaning ascribed to it in Section 7.1.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                      VERTEX INTERACTIVE, INC.


                                      By: /s/ Raymond J. Broek
                                         -----------------------------
                                      Name:
                                      Title:


                                      APPLIED TACTICAL SYSTEMS, INC.


                                      By: /s/ Russell E. McCabe
                                         -----------------------------
                                      Name:  Russell E. McCabe
                                      Title: President and CEO


                                      STOCKHOLDERS:

                                       /s/ Russell E McCabe
                                      -------------------------------
                                      Russell E. McCabe


                                       /s/ Daniel McCabe
                                      --------------------------------
                                      Daniel McCabe


                                       /s Daniel Motovidlak
                                      --------------------------------
                                      David Motovidlak

     ANNEXES:

                  I - Written Consents of ATS Stockholders




     EXHIBITS:

                  A - Stockholders
                  B - Registration Agreement
                  C - Escrow Agreement
                  D - Employment Agreement
                  E - Form of Non-Competition Agreement
                  F - Form of Affiliate Agreement


     SCHEDULES:

                  Disclosure Schedule

                                    EXHIBIT A


Shares Owned/Conversion Shares



ATS Common Stockholders

------------------------------------------------------------------------------------------
                       Number of       Number of      Number of Vertex    Number of Vertex
                       ATS Shares    Vertex Shares    Shares Received     Shares Placed in
   Stockholder           Owned         Exchanged        at Closing             Escrow
------------------------------------------------------------------------------------------
Russell E. McCabe      2,800,000       2,100,000          1,953,000            147,000
------------------------------------------------------------------------------------------
Daniel McCabe            800,000         600,000            558,000             42,000
------------------------------------------------------------------------------------------
David Motovidlak         400,000         300,000            279,000             21,000
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
TOTAL:                 4,000,000       3,000,000          2,790,000            210,000
------------------------------------------------------------------------------------------



                                       1






                       STATEMENT OF DIFFERENCES

The section symbol shall be expressed as...................................'SS'